Consent of Independent Registered Public Accounting Firm



Cardima, Inc.
Fremont, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 14, 2006, relating to the financial statements of Cardima, Inc. for the year ended December 31, 2005, which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Marc Lumer & Company

May 31, 2006